Exhibit 99.1

Demand Media Reports First Quarter 2014 Results

•	Revenue ex-TAC of $87.4 Million and Adjusted EBITDA of $11.5 Million
•	Registrar Revenue Increases 11% Year-over-Year to $39.1 Million
•	13 New gTLDs Launched and 29 New gTLD Registry Operator Agreements Signed to Date

SANTA MONICA, CA – May 8, 2014 - Demand Media, Inc. (NYSE: DMD), a leading digital content & media and domain name services company, today reported financial results for the first quarter ended March 31, 2014.

"The first quarter was highlighted by the launch of our first new gTLDs and accelerating momentum in the overall marketplace of gTLDs,” said Shawn Colo, Interim CEO of Demand Media. "Additionally, during the quarter we took important steps to strengthen our owned and operated media brands through product and content enhancements.”

Financial Summary
(In millions, except per share amounts)
	Three months ended, March 31,
	2014	2013
Total revenue	$89.8	$100.6

Content & Media revenue ex-TAC(1)	$48.3	$59.9
Registrar revenue	39.1	35.3
Total revenue ex-TAC(1)	$87.4	$95.2

Income (loss) from operations	$(13.9)	$1.3
Adjusted EBITDA(1)	$11.5	$25.4
Net income (loss)	$(11.0)	$0.7
Adjusted net income (loss)(1)	$(0.6)	$8.2

EPS – diluted	$(0.12)	$0.01
Adjusted EPS(1)	$(0.01)	$0.09

Cash flow from operations	$5.7	$26.8
Free cash flow(1)	$2.0	$18.6

1)	These non-GAAP financial measures are described below and reconciled to their comparable GAAP measures in the accompanying tables.

Q1 2014 Financial Summary:

•

Total revenue ex-TAC declined 8% year-over-year, with 11% year-over-year growth in Registrar revenue offset by a 19% decline in Content & Media revenue ex-TAC.  Excluding the acquisition of Society6, total revenue ex-TAC decreased 15%.

•	Registrar revenue grew 11% year-over-year, primarily due to growth in Name.com domains under management.
•

Owned & Operated revenue declined 18%, driven primarily by lower traffic to key properties and the strategic shift away from higher CPM direct sold display advertising sales, partially offset by revenue of $6.7 million from Society6. Excluding the acquisition of Society6, which was acquired at the end of the second quarter 2013, Owned & Operated revenue decreased 32%.

•	Network revenue ex-TAC declined 27% due to lower revenue from our domain monetization and Pluck social tools businesses, offset partially by 33% growth in our Content Solutions business.
•	Adjusted EBITDA decreased 55% year-over-year, primarily reflecting the negative impact from traffic declines on high-margin revenues and a mix shift to lower margin commerce and Registrar revenue.

“Our results in the first quarter were in line with our expectations, and we remain optimistic about our long term opportunities. We are focused on making targeted investments to reaccelerate revenue growth and increase shareholder value," said Demand Media's CFO Mel Tang.  "Additionally, we are preparing for and are on track to complete the separation of the business into two standalone companies this summer."

Business Highlights:

Content & Media:

•	March 2014 US and Worldwide comScore Rankings:
•	On a consolidated basis, Demand Media ranked as the #21 US web property and Demand Media's properties reached more than 80 million unique users worldwide.
•	eHow.com ranked as the #31 website in the US and reached more than 46 million unique users worldwide.
•	Livestrong /eHow Health ranked as the #3 Health property in the US, with more than 17 million unique users worldwide.
•	CollegeHumor/Cracked Network ranked as the #2 Humor property in the US, with more than 15 million unique users worldwide. Cracked.com itself had more than 6 million unique users worldwide.
•

During Q1 2014, Society6 membership grew to over 550,000, a 114% year-over-year increase from a year ago. Additionally, image uploads increased 35% year-over-year, and there are now more than 1 million unique designs available on the site.

Domain Name Services:

•

Rightside has signed 29 registry operator agreements with ICANN to date, and we have an interest in over 80 applications or registry operator agreements. Seven of our extensions, including .ninja, .reviews and .social are currently in “landrush” phase and six of our extensions, including .consulting, .actor and .pub, are currently in their “sunrise” launch phases.

•

Our owned and operated registrar channels offer the broadest selection of new gTLDs as we now distribute 156 of the 165 new gTLD extensions.  To date, businesses and consumers have registered over 80,000 new gTLD domains at eNom and Name.com, making us one of the largest distributors of new gTLDs.

•	Our back-end registry platform now powers over 100 of the 165 new gTLDs and has processed almost 500,000 new gTLD domain registrations to date.

Operating Metrics:

	Three months ended, March 31,
	2014	2013	% Change
Content & Media Metrics:
Owned & operated
Page views(1) (in millions)	4,599	3,780	22%
RPM(2)	$8.86	$13.15	(33)%

Network of customer websites
Page views(1) (in millions)	1,849	4,867	(62)%
RPM(2)	$5.34	$3.20	67%
RPM ex-TAC(3)	$4.07	$2.09	95%

Registrar Metrics:
End of Period # of Domains (4) (in millions)	15.4	14.0	10%
Average Revenue per Domain (5)	$10.32	$10.22	1%
(1)

Page views represent the total number of web pages viewed across (a) our owned and operated websites and/or (b) our network of customer websites, to the extent that the viewed customer web pages host our monetization, social media and/or content services.

(2)	RPM is defined as Content & Media revenue per one thousand page views.
(3)	RPM ex-TAC is defined as Content & Media revenue ex-TAC per one thousand page views.
(4)	A domain is defined as an individual domain name registered by a third-party customer on our platform for which we have begun to recognize revenue.
(5)

Average revenue per domain is calculated by dividing Registrar revenue for a period by the average number of domains registered in that period.  Average revenue per domain for partial year periods is annualized.

Q1 2014 Operating Metrics:

•

Owned & Operated page views increased 22% year-over-year to 4.6 billion, driven primarily by mobile page view growth on our core Owned & Operated sites, which more than offset the continuing impact of the traffic declines we experienced in the second half of 2013.  Owned & Operated RPM decreased 33% year-over-year, reflecting the mix shift to lower yielding mobile page views as well as a strategic shift away from higher CPM direct display advertising, offset partially by revenue generated by Society6.

•

Network page views decreased 62% year-over-year to 1.8 billion, reflecting the Company’s decision in Q3 2013 to reduce the number of network partner sites we represent as part of our Indieclick network. Network RPM ex-TAC increased 95% year-over-year, reflecting the removal of lower monetizing pageviews from the Indieclick network.

•	End of period domains increased 10% year-over-year to 15.4 million, driven by growth in Name.com.

Conference Call and Webcast Information

Demand Media will host a corresponding conference call and live webcast at 5:00 p.m. Eastern time today.  To access the conference call, dial 877.430.7751 and reference conference ID 30167838. To participate on the live call, analysts should dial-in at least 10 minutes prior to the commencement of the call.  A live webcast also will be available on the Investor Relations section of the Company's corporate website at http://ir.demandmedia.com and via replay beginning approximately two hours after the completion of the call.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use certain non-GAAP financial measures described below.  The presentation of this additional financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Measures” included at the end of this release.

The non-GAAP financial measures presented in this release are the primary measures used by the Company's management and board of directors to understand and evaluate its financial performance and operating trends, including period-to-period comparisons, to prepare and approve its annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA has been the primary measure used by the compensation committee of the Company's board of directors to establish the funding targets for and to fund its annual bonus pool for the Company's employees and executives. We believe our presented non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) management frequently uses them in its discussions with investors, commercial bankers, securities analysts and other users of its financial statements.

Revenue ex-TAC is defined by the Company as GAAP revenue less traffic acquisition costs (TAC). TAC comprises the portion of Content & Media GAAP revenue shared with the Company's network customers. Management believes that Revenue ex-TAC is a meaningful measure of operating performance because it is frequently used for internal managerial purposes and helps facilitate a more complete period-to-period understanding of factors and trends affecting the Company's underlying revenue performance of its Content & Media service offering.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) is defined by the Company as net income (loss) before income tax expense (benefit), interest and other income (expense),net, depreciation, amortization, stock-based compensation, as well as the financial impact of acquisition and realignment costs, the formation expenses directly related to its gTLD initiative, net gains or losses on withdrawals of interest in gTLD applications, and any gains or losses on certain asset sales or dispositions. Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, (3) employee severance and other payments attributable to acquisition or corporate realignment activities and (4) expenditures related to the separation of Demand Media into two distinct publicly traded companies. Management does not consider these costs to be indicative of the Company's core operating results.

Management believes that this non-GAAP financial measure reflects the Company's business in a manner that allows for meaningful period-to-period comparisons and analysis of trends. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company's underlying recurring revenue and operating costs, which is focused more closely on the current costs necessary to utilize previously acquired long-lived assets. In addition, management believes that it can be useful to exclude certain non-cash charges because the amount of such expenses is the result of long-term investment decisions in previous periods rather than day-to-day operating decisions. For example, due to the long-lived nature of a majority of its media content, the revenue generated by the Company's media content assets in a given period bears little relationship to the amount of its investment in media content in that same period. Accordingly, management believes that content acquisition costs represent a discretionary long-term capital investment decision undertaken at a point in time. This investment decision is clearly distinguishable from other ongoing business activities, and its discretionary nature and long-term impact differentiate it from specific period transactions, decisions regarding day-to-day operations, and activities that would have an immediate impact on operating or financial performance if materially changed, deferred or terminated.

Adjusted Earnings Per Share (Adjusted EPS) is defined by the Company as Adjusted Net Income divided by the weighted average number of shares outstanding. Adjusted Net Income (Loss) is defined by the Company as net income (loss) before the effect of stock-based compensation, amortization of intangible assets acquired via business combinations, accelerated amortization of content intangible assets removed from service, accelerated depreciation of fixed assets removed from services due to restructuring, acquisition and realignment costs, the formation expenses directly related to its gTLD initiative, net gains or losses on withdrawals of interest in gTLD applications, and any gains or losses on certain asset sales or dispositions, and is calculated using the application of a normalized effective tax rate. Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, (3) employee severance and other payments attributable to acquisition or corporate realignment activities, and (4) expenditures related to the separation of Demand Media into two distinct publicly traded companies. Management does not consider these costs to be indicative of the Company's core operating results.

Management believes that Adjusted Net Income and Adjusted EPS provide investors with additional useful information to measure the Company's underlying financial performance, particularly from period to period, because these measures are exclusive of certain non-cash expenses not directly related to the operation of its ongoing business (such as amortization of intangible assets acquired via business combinations, as well as certain other non-cash expenses such as purchase accounting adjustments and stock-based compensation) and include a normalized effective tax rate based on the Company's statutory tax rate.

Discretionary Free Cash Flow is defined by the Company as net cash provided by operating activities excluding cash outflows from acquisition and realignment activities, including expenditures related to the separation of Demand Media into two distinct publicly traded companies, and the formation expenses directly related to its gTLD initiative, less capital expenditures to acquire property and equipment. Free Cash Flow is defined by the Company as Discretionary Free Cash Flow less investments in intangible assets and is not impacted by net payments for gTLD applications, which were $0.4 million for the three months ended March 31, 2014, or net proceeds from the withdrawal of interest in gTLD applications, which were $5.1 million for the three months ended March 31, 2014.

Management believes that Discretionary Free Cash Flow and Free Cash Flow provide investors with additional useful information to measure operating liquidity because they reflect the Company's underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. These measures are used by management, and may also be useful for investors, to assess the Company's ability to generate cash flow for a variety of strategic opportunities, including reinvestment in the business, pursuing new business opportunities, potential acquisitions, payment of dividends and share repurchases.

The use of these non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows that affect the Company's operations. An additional limitation of these non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies may use the same or similarly named measures but exclude different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to their most comparable GAAP financial measures within its financial press releases. Non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from the non-GAAP financial information used by other companies, including peer companies, and therefore comparability may be limited. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure. The accompanying tables have more details on the GAAP financial measures and the related reconciliations.

About Demand Media

Demand Media, Inc. (NYSE: DMD) is a leading digital media and domain name services company that informs and entertains one of the internet's largest audiences, helps advertisers find innovative ways to engage with their customers and enables publishers, individuals and businesses to expand their online presence.

Headquartered in Santa Monica, CA, Demand Media has offices in North America, South America and Europe. For more information about Demand Media, please visit www.demandmedia.com.

About Rightside

Rightside™ inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry’s most comprehensive platforms for the discovery, registration, development, and monetization of domain names. This includes over 15 million names under management, the most widely used domain name reseller platform, more than 20,000 distribution partners, an award-winning retail registrar, the leading domain name auction service through its NameJet joint venture and an interest in more than 100 new Top Level Domain registry operator agreements or applications through Rightside affiliate, United TLD Holdco Limited, trading as Rightside Registry. Following its planned separation from Demand Media, Rightside will be home to some of the most admired brands in the industry, including eNom, Name.com, and NameJet (in partnership with Web.com). Headquartered in Kirkland, WA, Rightside has offices in North America, Europe and Australia. For more information please visit www.rightside.co.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties regarding the Company's future financial performance, and are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Statements containing words such as guidance, may, believe, anticipate, expect, intend, plan, project, projections, business outlook, and estimate or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Potential risks and uncertainties that could affect our operating and financial results are described in our annual report on Form 10-K for the fiscal year ending December 31, 2013 filed with the Securities and Exchange Commission (http://www.sec.gov) on March 17, 2014, as such risks and uncertainties may be updated in our annual and quarterly reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operations. These risks and uncertainties include, among others: our ability to complete a separation of our business into two separate public companies and unanticipated developments that may delay or negatively impact such a transaction; the possibility that we may decide not to proceed with the separation of our business as previously announced if we determine that alternative opportunities are more favorable to our stockholders; the impact and possible disruption to our operations from pursuing the separation transaction; the expectation that the separation transaction will be tax-free; revenue and growth expectations for the two independent companies, and the ability of each company to operate as an independent entity, following the separation transaction; changes in the methodologies of internet search engines, including ongoing algorithmic changes made by Google as well as possible future changes, and the impact such changes may have on page view growth and driving search related traffic to our owned & operated websites and the websites of our network customers; the impact of product and ad format changes to improve user experience; changes in our content creation and distribution platform, including the possible repurposing of content to alternate distribution channels, reduced investments in intangible assets or the sale or removal of content; our ability to successfully grow adjacent lines of business such as commerce and content solutions as part of our growth strategy; the effects of shifting consumption of media content from desktop to mobile; our ability to successfully pursue and implement our gTLD initiative; our dependence on material agreements with a specific business partner for a significant portion of our revenue; changes in amortization or depreciation expense due to a variety of factors; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles (including media content) or other assets; and our ability to retain key personnel. From time to time, we may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements. The Company does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

# # #

(Tables Follow)

Investor Contact:

Brinlea Johnson
The Blueshirt Group
(310) 917-6426
IR@demandmedia.com

Demand Media, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended, March 31,
	2014	2013
Service revenue	$82,960	$100,620
Product revenue	6,792	-
Total revenue	89,752	100,620
Operating expenses:
Service costs (exclusive of amortization of intangible assets shown separately below)(1)(2)	49,137	48,177
Product costs	4,955	-
Sales and marketing(1)(2)	8,931	14,083
Product development(1)(2)	11,272	11,160
General and administrative(1)(2)	17,715	16,375
Amortization of intangible assets	11,629	9,559
Total operating expenses	103,639	99,354
Income (loss) from operations	(13,887)	1,266
Interest income/(expense), net	(765)	(146)
Other income (expense), net	1,304	(78)
Gain on sale of assets	4,860	-
Income (loss) before income taxes	(8,488)	1,042
Income tax expense	(2,468)	(373)
Net income (loss)	$(10,956)	$669

Net income (loss) per share - basic	$(0.12)	$0.01
Net income (loss) per share - diluted	$(0.12)	$0.01
Weighted average number of shares - basic	90,854	86,618
Weighted average number of shares - diluted	90,854	87,743

(1) Stock-based compensation expense included in the line items above:
Service costs	$402	$611
Sales and marketing	825	1,923
Product development	959	1,165
General and administrative	3,081	3,564
Total stock-based compensation expense	$5,267	$7,263
(2) Depreciation expense included in the line items above:
Service costs	$3,613	$3,982
Sales and marketing	56	107
Product development	178	236
General and administrative	1,929	1,020
Total depreciation	$5,776	$5,345

Demand Media, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$153,963	$153,511
Accounts receivable, net	31,977	33,301
Prepaid expenses and other current assets	8,598	7,826
Deferred registration costs	71,665	66,273
Total current assets	266,203	260,911
Deferred registration costs, less current portion	13,547	12,514
Property and equipment, net	39,490	42,193
Intangible assets, net	83,156	88,766
Goodwill	347,382	347,382
Other assets	22,800	25,322
Total assets	$772,578	$777,088
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$12,321	$12,814
Accrued expenses and other current liabilities	31,654	34,679
Deferred tax liabilities	22,431	22,415
Current portion of long-term debt	15,000	15,000
Deferred revenue	91,570	84,955
Total current liabilities	172,976	169,863
Deferred revenue, less current portion	18,205	16,929
Other liabilities	14,416	13,041
Long-term debt	77,500	81,250
Stockholders’ equity (deficit)
Common Stock	11	11
Additional paid-in capital	616,044	611,028
Accumulated other comprehensive income (loss)	(82)	502
Treasury stock at cost	(30,767)	(30,767)
Accumulated deficit	(95,725)	(84,769)
Total stockholders’ equity	489,481	496,005
Total liabilities and stockholders’ equity	$772,578	$777,088

Demand Media, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three months ended, March 31,
	2014	2013
Cash flows from operating activities
Net Income (loss)	$(10,956)	$669
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,405	14,904
Stock-based compensation	5,267	7,263
Gain on other assets, net	(4,860)	-
Other	854	209
Change in operating assets and liabilities, net of effect of acquisitions	(2,022)	3,770
Net cash provided by operating activities	5,688	26,815
Cash flows from investing activities
Purchases of property and equipment	(2,790)	(5,825)
Purchases of intangible assets	(3,264)	(3,853)
Proceeds from gTLD withdrawals, net	5,099	-
Payments for gTLD applications, net	(400)	-
Cash paid for acquisitions, net of cash acquired	-	(6,092)
Other	1,171	-
Net cash used in investing activities	(184)	(15,770)
Cash flows from financing activities
Long-term debt repayments	(3,750)	-
Proceeds from exercises of stock options and contributions to ESPP	180	1,746
Repurchases of common stock	-	(4,835)
Payments of withholding tax on net exercise of stock-based awards	(847)	(1,383)
Cash paid for acquisition holdback	(500)	-
Other	(117)	(92)
Net cash used in financing activities	(5,034)	(4,564)
Effect of foreign currency on cash and cash equivalents	(18)	(43)
Change in cash and cash equivalents	452	6,438
Cash and cash equivalents, beginning of period	153,511	102,933
Cash and cash equivalents, end of period	$153,963	$109,371

Demand Media, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures

(In thousands, except per share amounts)

	Three months ended, March 31,
	2014	2013
Revenue ex-TAC:
Content & Media revenue	$50,623	$65,291
Less: traffic acquisition costs (TAC)	(2,354)	(5,436)
Content & Media revenue ex-TAC	48,269	59,855
Registrar revenue	39,129	35,329
Total revenue ex-TAC	$87,398	$95,184
Adjusted EBITDA:
Net income (loss)	$(10,956)	$669
Income tax expense	2,468	373
Interest and other income (expense), net	(539)	224
Gain on gTLD application withdrawals, net(1)	(4,860)	-
Depreciation and amortization	17,405	14,904
Stock-based compensation	5,267	7,263
Acquisition and realignment costs(2)	2,722	376
gTLD expense(3)	-	1,618
Adjusted EBITDA	$11,507	$25,427
Discretionary and Total Free Cash Flow:
Net cash provided by operating activities	5,688	26,815
Purchases of property and equipment	(2,790)	(5,825)
Acquisition and realignment cash flows(2)	2,413	302
gTLD expense cash flows(3)	-	1,121
Discretionary Free Cash Flow	5,311	22,413
Purchases of intangible assets	(3,264)	(3,853)
Free Cash Flow	$2,047	$18,560
Adjusted Net Income (Loss) and Adjusted EPS:
Net income (loss)	$(10,956)	$669
(a) Stock-based compensation	5,267	7,263
(b) Amortization of intangibles - M&A	4,800	2,791
(c) Acquisition and realignment costs(2)	2,722	376
(d) Gain on gTLD application withdrawals, net(1)	(4,860)	-
(e) Gain on sale of RetailMeNot shares	(1,362)	-
(f) Accelerated depreciation related to restructuring	931	-
(g) Content intangible assets removed from service(4)	-	66
(h) gTLD expense(3)	-	1,618
Income tax effect of items (a) - (h) & application of 38% statutory tax rate to pre-tax income (loss)	2,844	(4,626)
Adjusted Net Income (Loss)	$(614)	$8,157
Adjusted EPS - diluted	$(0.01)	$0.09
Shares used to calculate adjusted EPS – diluted	90,854	87,743

(1) Net gains on withdrawals of interest in gTLD applications, included in gain on other assets, net.

(2) Acquisition and realignment costs include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance and other payments attributable to acquisition or corporate realignment activities and (d) expenditures related to the separation of Demand Media into two distinct publicly traded companies. Management does not consider these costs to be indicative of the Company's core operating results.

(3) Comprises formation expenses directly related to the Company's gTLD initiative that did not generate associated revenue in 2013.

(4) The Company elected to remove certain content assets from service, resulting in accelerated amortization expense.

Demand Media, Inc. and Subsidiaries

Unaudited GAAP Revenue, by Revenue Source

(In thousands)

	Three months ended March 31,
	2014	2013
Content & Media:
Owned & operated websites	$40,752	$49,703
Network of customer websites	9,871	15,588
Total revenue – Content & Media	50,623	65,291
Registrar	39,129	35,329
Total revenue	$89,752	$100,620

	Three months ended March 31,
	2014	2013
Content & Media:
Owned & operated websites	45%	49%
Network of customer websites	11%	16%
Total revenue – Content & Media	56%	65%
Registrar	44%	35%
Total revenue	100%	100%